KATHRYN TUNSTALL APPOINTED TO STAAR SURGICAL
BOARD OF DIRECTORS

Appointment Expands Board to Seven Members

MONROVIA, CA, January 30, 2014 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced the appointment of Kathryn Tunstall to its Board of Directors. Ms. Tunstall brings nearly 40 years of leadership experience in the pharmaceutical and medical device industry, most recently serving for the past 13 years as Chairman of Conceptus, Inc., a developer, maker, and marketer of medical devices for women. In 2013 Conceptus was acquired by Bayer AG for $1.1 billion. Her appointment expands the number of directors to seven.

“Kathryn is an accomplished, well-respected, thought leader in the health care industry with a proven track record of building shareholder value. Her complementary background and passion for innovative medical technology makes her an excellent addition to our board. Kathryn’s own personal experience led to her understanding of the value the Internet can bring to medical devices and we look forward to adding this knowledge to our board," said Randy Meier, Chairman of STAAR’s Nominating Committee.

In addition to her position as Chairman of Conceptus, Ms. Tunstall served as the company’s first President and Chief Executive Officer from 1993-2000. During her tenure with Conceptus, the company achieved a number of major milestones, including an expedited FDA approval of the first non-surgical female permanent contraceptive device and twice being recognized as one of Silicon Valley’s fastest growing companies.

“I’m very impressed with STAAR’s competitive positioning, innovation, and management’s drive to successfully bring superior refractive technologies to the worldwide market. In recent years the Company has made exceptional progress and is on the verge of a very positive transformation. The increased strength of the balance sheet and current operating leverage, as well as the strong pipeline of new products, presents an exciting opportunity for the Company to increase shareholder value,” said Ms. Tunstall.

Prior to joining Conceptus in 2000, Ms. Tunstall served for seven years in executive leadership roles with Baxter International, most recently as President of the Company’s Edwards Less Invasive Surgery Division. She also spent more than 12 years in various marketing, finance and operational roles with divisions of American Hospital Supply, including McGaw Laboratories, a division that manufactured and sold medical equipment and disposable supplies. She received her B.A. in Economics from the University of California- Santa Barbara.

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Ms. Tunstall’s prior corporate governance experience includes both private and public boards. She currently serves on the board of Auxogyn, Inc., a venture-backed medical technology company focused on women’s reproductive health. Ms. Tunstall previously served as chairman of two private development-stage companies she co-founded; Fair Advantage Inc., a development-stage educational company and HopeLink Corporation, an information solutions company for improving new product development efforts in the bio-pharmaceutical industry by locating and enrolling patients in treatment trials. Ms. Tunstall also served as a director, chair of the compensation committee and the audit committee for Caliper Life Sciences, a publicly-traded provider of leading-edge technologies enabling researchers to create medicines and diagnostic tests more quickly and efficiently. Caliper was acquired by PerkinElmer in 2011 for $600 million.

STAAR also announced today that Don M. Bailey, the Company’s Chairman of the Board since 2005, is turning over the chairman’s role to Mark Logan in a planned transition. “During the past few years, the management team at STAAR has well executed on its plan to generate value for the Company’s shareholders. I'm very proud to have been a part of this progress, which now presents an opportune time for me to transition from the Chair position while still remaining a director," said Mr. Bailey.

Mr. Logan was appointed to the STAAR board in 2010 and serves as the Chair of the Compensation Committee. He has 35 years of executive level experience in the health care products industry and is currently co-founder and President and CEO of TearSolutions, L.L.C. Mr. Logan also serves as a non-executive Director at VIVUS, Inc., as a member of the board at the University of Virginia Heart & Vascular Center, as a director of Public Policy Virginia, Inc. and as a trustee of the Southern Environmental Law Center.

Mr. Logan served as Chairman and Chief Executive Officer of VISX, Inc. from 1994 to 2001. VISX was acquired by Advanced Medical Optics, and subsequently by Abbott Laboratories in 2009. Prior to joining VISX, he was Chairman and CEO of Insmed Pharmaceuticals, Inc., and served as a principal at McManus Associates, a healthcare research and management firm, whose clients included Merck, Bristol Myers Squibb and American Diabetes Association. Mr. Logan was also Executive Vice President and Chief Operating Officer and board member at Bausch & Lomb. He earned a Bachelor of Arts degree in Biology from Hiram College. He was a Woodrow Wilson Fellow at New York University and has a PMD from Harvard University.

The search for Ms. Tunstall was conducted by Spencer Stuart, a worldwide leader in director search and other board advisory services for more than 25 years.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 400,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of financial items; the potential future performance of the company or prospects for achieving such potential future performance; and statements regarding expectations for future success. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended December 28, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	Janine McCargo
	Leigh Salvo, 415-568-9348	646-688-0425

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